UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): June 5, 2007

EMVELCO CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

468 N. Camden Drive, Suite 315, Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 285-5350

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 5, 2007, Emvelco Corp. (the “Company”), the Company’s chief executive officer Yossi Attia, and Darren Dunckel (chief executive officer of Emvelco RE Corp., a former subsidiary of the Company) (collectively, the “Investors”) entered into an Agreement (the “Agreement”) with a third party, Upswing, Ltd. (“Upswing”). Pursuant to the Agreement, the Investors intend to invest in an entity listed on the Tel Aviv Stock Exchange (the “Investment Target”). In addition, the Investors intend to transfer rights and control of various real estate projects to the Investment Target.

Upswing has agreed to locate the Investment Target. The Investors and the Investment Target will then effectuate a transaction, pursuant to which the Investors and/or the Investors’ affiliates will acquire 76% of the Investment Target in consideration of the transfer of the rights to the various real estate projects to the Investment Target (the “Transaction”). Upswing, among other items, will advise the Investors on the steps necessary to effectuate the contemplated transfer of rights to real estate projects to the Investment Target.

Upswing will receive up to $2,250,000 in consideration from the Investors, $250,000 of which was advanced upon execution of the Agreement (which shall be repayable with 12% interest if the Transaction does not close by September 2007 as a result of a breach by Upswing) and $2,000,000 shall be payable upon the closing of the Transaction. However, if the Investment Target is in the process of entering a financing, then $1,000,000 of the second payment shall be delayed until the closing of the financing. Of the $250,000 paid by the Investors to Upswing upon execution of the Agreement, the Company advanced $250,000 on June 5, 2007.

The Board of Directors of the Company approved the Agreement and authorized Mr. Attia to execute the Agreement. Mr. Attia abstained from voting on this matter.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Agreement, dated as of June 5, 2007, among Emvelco Corp., Yossi Attia, Darren Dunckel, and Upswing, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMVELCO CORP.

By:	/s/ YOSSI ATTIA
Name: Yossi Attia
Title: Chief Executive Officer

Date:	June 11, 2007
Beverly Hills, California